EXHIBIT 12.3

                                 PSEG POWER LLC
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                     FOR THE THREE
                                                     MONTHS ENDED                           FOR THE YEARS ENDED
                                                 ---------------------------------------------------------------------------------
                                                       MARCH 31,                                DECEMBER 31,
                                                 ---------------------------------------------------------------------------------
                                                   2007         2006        2006        2005        2004        2003        2002
                                                 ---------------------------------------------------------------------------------
                                                                               (MILLIONS, EXCEPT RATIOS)
Earnings as Defined in Regulation S-K (A):

Pre-tax Income from Continuing Operations        $   373      $   207     $   878     $   752     $   594     $   815     $   781
Fixed Charges                                         44           53         190         197         198         219         219
Capitalized Interest                                  (4)         (20)        (30)        (89)       (107)       (106)        (93)
Preferred Stock Dividend Requirements                 --           --          --          --          --          --          --
                                                 ---------------------------------------------------------------------------------

Total Earnings                                   $   413      $   240     $ 1,038     $   860     $   685     $   928     $   907
                                                 =================================================================================

Fixed Charges as Defined in Regulation S-K (B)

Interest Expense                                 $    44      $    53     $   189     $   195     $   197     $   217     $   217
Interest Factor in Rentals                            --           --           1           2           1           2           2
                                                 ---------------------------------------------------------------------------------

Total Fixed Charges                              $    44      $    53     $   190     $   197     $   198     $   219     $   219
                                                 =================================================================================

Ratio of Earnings to Fixed Charges                  9.39         4.53        5.46        4.37        3.46        4.24        4.14
                                                 =================================================================================

(A) The term "earnings" shall be defined as pre-tax Income from Continuing Operations. Add to pre-tax income the amount of fixed charges adjusted to exclude the amount of any interest capitalized during the period.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense and (c) an estimate of interest implicit in rentals.